Exhibit 2.1

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) dated and effective as of July 1, 2025 (the “Effective Date”), amends that certain Agreement and Plan of Merger dated March 10, 2024 (as amended to date, the “Merger Agreement”), by and among Blackboxstocks Inc., a Nevada corporation (“Parent”), RABLBX Merger Sub Inc., a Nevada corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Realloys Inc., a Nevada corporation (the “Company”). Parent, Merger Sub and the Company are each a “Party” and referred to collectively herein as the “Parties.” Certain capitalized terms used below but not otherwise defined shall have the meanings given to such terms in the Merger Agreement.

WHEREAS, Parent intends to conduct an at-the-market offering of common stock (the “Permitted Shelf Takedown”);

WHEREAS, the Parties have agreed to amend the Merger Agreement to provide that up to 250,000 shares of Parent common stock may be sold and issued under the Permitted Shelf Takedown without affecting the calculation of the Company Merger Shares to be issued in the Merger;

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Recitals. The recitals set forth above are true and correct and they are incorporated herein by this reference.

2. Addition of Definition. The following definition of “Permitted Shelf Takedown” is hereby added to Section 1.1 of the Merger Agreement:

“Permitted Shelf Takedown” means an at-the-market offering of Parent common stock under its shelf registration statement on Form S-3 (File No. 333-284626) which became effective on February 10, 2025, which constitutes a “Permitted Shelf Takedown” as contemplated under the terms of that certain Amendment to Securities Purchase Agreement, dated January 27, 2025, by and between Parent and Five Narrow Lane LP, and the transactions contemplated thereby.”

3. Amendments to Definition of Parent Outstanding Shares. The definition of “Parent Outstanding Shares” in Section 1.1 of the Merger Agreement is hereby deleted and restated in its entirety as follows:

“Parent Outstanding Shares” means, without duplication, (including, without limitation, the effects of the Split, if completed) the total number of shares of Parent Common Stock outstanding immediately prior to the Effective Time expressed on a fully-diluted basis, and assuming, without limitation or duplication, the issuance of shares of Parent Common Stock in respect of all In the Money Parent Options, warrants or other rights or commitments to receive shares of Parent Common Stock or Parent Preferred Stock (or securities convertible or exercisable into shares of Parent Common Stock or Parent Preferred Stock other than Parent Series A Stock), whether conditional or unconditional, that are outstanding as of immediately prior to the Effective Time; provided, however, (i) the total number of Parent Common Stock issuable upon conversion of the outstanding Parent Series A Stock shall not be included in the calculation of Parent Outstanding Shares, (ii) up to 250,000 shares of Parent Common Stock or such lesser number of shares actually sold and issued in the Parent’s Permitted Shelf Takedown shall not be included in the Calculation of Parent Outstanding Shares, and (iii) for purposes of calculating the Parent Outstanding Shares, the Parent Outstanding Shares shall be increased by one third (1/3) of the total Parent Financing Preferred Stock Conversion Shares rounded down to the nearest whole number.”

4. Ratification; Conflict. Except as modified hereby, the terms and provisions of the Merger Agreement are deemed ratified and in full force and effect and remain as is. The foregoing provisions supplement and amend the Merger Agreement and in the event of any inconsistency or conflict between the terms and conditions of the Merger Agreement and this Amendment, the terms of this Amendment shall control. All future references to the “Agreement” shall be deemed to refer to the Merger Agreement as amended by this Amendment. In the event of a conflict between the terms of the Merger Agreement and the terms of this Amendment, then the terms of this Amendment shall control.

5. Binding Effect. This Amendment shall bind and inure to the benefit of not only the parties hereto, but also their successors and assigns.

6. Counterparts. This Amendment may be executed in two or more counterparts, a complete set of which shall be deemed an original, constituting one and the same instrument. The parties hereto agree that they will execute such other and further instruments and documents that may be necessary to effectuate this Amendment. In the event that any signature is delivered by facsimile transmission, by e-mail delivery of a “.pdf” format file or other similar format file, or thru an electronic signature platform (such as Docusign), such signature shall be deemed an original for all purposes and shall create a valid and binding obligation of the party executing same with the same force and effect as if such facsimile, “.pdf”, or other electronic signature page was an original thereof.

7. Governing Law. This Amendment shall be governed by the laws of the State of Texas.

[Signatures appear on the following page]

In Witness Whereof, the Parties have caused this Amendment to be executed as of the date first above written.

Blackboxstocks Inc.

By:	/s/ Gust Kepler
Name:	Gust Kepler
Title:	Chief Executive Officer

RABLBX Merger Sub Inc.

By:	/s/ Gust Kepler
Name:	Gust Kepler
Title:	President

Realloys Inc.

By:	/s/ Leonard Sternheim
Name:	Leonard Sternheim
Title:	President

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